Exhibit 99.1
Acushnet Holdings Corp. Announces
Pricing of Offering of Senior Notes

FAIRHAVEN, MA — November 12, 2025 — Acushnet Holdings Corp. (NYSE: GOLF) today announced that its wholly-owned subsidiary, Acushnet Company (the “Issuer”), priced an offering of $500,000,000 in aggregate principal amount of senior notes (the “Notes”). The proceeds from the Notes offering will be used (i) to redeem all $350,000,000 aggregate principal amount of the Issuer’s outstanding 7.375% Senior Notes due 2028 (the “2028 Notes”), (ii) to repay a portion of the amount outstanding under the Issuer’s revolving secured credit facility, and (iii) to pay fees and expenses related to the Notes offering.

The Notes will bear interest at a rate of 5.625% per annum and will pay interest semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2026. The Notes will mature on December 1, 2033, unless earlier repurchased or redeemed in accordance with their terms. The issuance of the Notes is expected to occur on or about November 24, 2025, subject to the satisfaction of customary closing conditions.

Certain statements in this press release are forward-looking statements. These statements involve a number of risks, uncertainties and other factors, including the failure to consummate the Notes offering and potential changes in market conditions that could cause actual results to differ materially.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale of the Notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Notes are being offered only to persons reasonably believed to be qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act and outside the United States only to non-U.S. investors pursuant to Regulation S under the Securities Act. Any offer of the Notes will be made only by means of a private offering memorandum.

This press release does not constitute a notice of redemption with respect to the 2028 Notes.

About Acushnet Holdings Corp.

We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, and these products are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission—to be the performance and quality leader in every golf product category in which we compete—has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf—Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wearable brands.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com